Exhibit 99.1

Media Contacts:

Shawn Malayter, 312-696-6050 or shawn.malayter@morningstar.com

Margaret Kirch Cohen, 312-696-6383 or margaret.cohen@morningstar.com

Investors: Investors may submit questions to investors@morningstar.com or by fax to 312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar, Inc. to Acquire Annuity Intelligence Business of Advanced Sales and Marketing Corp. (ASMC)

CHICAGO, Oct. 21, 2010—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, has entered into a definitive agreement to acquire the annuity intelligence business of Advanced Sales and Marketing Corp. (ASMC) based in Oakbrook Terrace, Ill. Morningstar expects to complete the transaction in the next few weeks. The purchase price is $14.1 million, subject to post-closing adjustments.

The Annuity Intelligence Report (AI Report), one of ASMC’s two product lines, is a web-based service that helps broker-dealers, insurers, and the financial professionals they support better understand and more effectively present variable annuity products to their clients. The AI Report service leverages a proprietary database of more than 1,000 variable annuities that includes “plain-English” translations of complex but important information found in prospectuses and other public filings. AI Report’s simplified format helps to better ensure that investors understand what they are purchasing and that advisors are meeting suitability review requirements and properly structuring annuity contracts. The AI Report includes FINRA-reviewed single annuity and side-by-side comparison reports as well as annuity flow data, a contract and benefit selector tool, historical contract data, and optional subaccount data.

The annuity intelligence business serves 170 firms, including broker-dealers, banks, advisory firms, and insurance companies. More than 150,000 financial advisors have access to the AI Report through these firms.

ASMC also offers the MaxPlan wholesaler productivity system, a business planning and territory management tool for mutual fund and annuity distributors, which Morningstar is not acquiring.

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“The Annuity Intelligence Report team has a deep knowledge of variable annuities, and offers a leading service that helps financial professionals provide better recommendations to their clients while avoiding the errors and liabilities that are quite common when selling and processing variable annuities,” said Chris Boruff, president of Morningstar’s software division. “By combining Morningstar’s strength in variable annuity subaccount data and modeling tools with AI Report’s product-level data, and proprietary methodologies, we believe we’re creating the best-of-breed offering for investors and financial advisors.”

“ASMC focuses on helping mutual fund companies, insurance carriers, and broker-dealers become more productive,” said Karen (Falat) Larson, president and founder of ASMC. “Morningstar’s large presence in the advisor channel and its history of investment research innovation will enable the annuity intelligence business to bring new ideas to market faster.”

After the acquisition is completed, the annuity intelligence business will become part of Morningstar’s advisor software unit. The company plans to keep the Annuity Intelligence Report product name for the foreseeable future and will market it under the Morningstar brand.

Kevin Loffredi, senior vice president and co-founder of ASMC, will continue to manage the annuity intelligence business. Morningstar expects to retain the majority of the business’s employees.

Karen Larson, president and founder, and ASMC’s chief executive officer, Perry Moore, will continue to run ASMC’s wholesaler productivity business under the new name MaxPlan Solutions, Inc.

City Securities Corp. acted as financial advisor to ASMC on this transaction.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on approximately 360,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 4 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. The company has operations in 21 countries.

About MaxPlan Solutions, Inc.

The remaining business under ASMC will change its name to MaxPlan Solutions, Inc., a provider of strategic business planning and territory management tools that serve both national sales managers and

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wholesalers in the mutual fund and insurance industry.  For more information, contact MaxPlan Solutions, Inc. at 800-597-8084 or visit http://www.maxplansolutions.com.

Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition, including current global financial uncertainty; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

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©2010 Morningstar, Inc.  All rights reserved.

MORN-C

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